EXHIBIT 23.2

                                                                      Consent of
                                                 Livingston, Wachtell & Co., LLP


Board of Directors
WinWin Gaming, Inc

We consent to the incorporation by reference of our independent auditors' report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated April 1, 2004 on the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended and from May 10, 2002 (Inception) to December 31, 2003, included in WinWin Gaming, Inc's 2004 Annual Report on Form 10KSB.


/s/ Livingston Wachtell & Co., LLP

New York, New York
March 18, 2005